Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-186984 and 333-182491 on Form S-3, and 333-127889-01 and 333-71990-01 on Form S-8 of our reports dated February 27, 2014, relating to the consolidated financial statements and financial statement schedules of Wisconsin Public Service Corporation and subsidiaries appearing in this Annual Report on Form 10-K of Wisconsin Public Service Corporation for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
February 27, 2014